Exhibit 16.1

July 14, 2005

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, NW

Washington, DC 20549

Dear Sir/ Madam:

We have read the comments in Item 4 (Section 4, Item 4.01 of the Form 8-K as amended by release 33-8400) of the Form 8-K filed by Union Bankshares Corporation (the Company) dated July 14, 2005, and are in agreement with the statements contained in the second, third, and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia